UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 22, 2017

OPIANT PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55330	46-4744124
(State or other jurisdiction of incorporation)	(Commission File Number	(IRS Employer Identification No.)

401 Wilshire Blvd., 12th Floor, Santa Monica, CA	90401
(Address of Principal Executive Offices)	(Zip Code)

(424) 252-4756

Registrant’s telephone number, including area code

(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⁬☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁬☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁬☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁬☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2017 (the “Execution Date”), Opiant Pharmaceuticals, Inc., a Nevada corporation (the “Company”), and Aegis Therapeutics, LLC, a California limited liability company (“Aegis”), entered into a License Agreement (the “License Agreement”) effective as of January 1, 2017 and also entered into a related Supply Agreement with an execution date of June 22, 2017 and an effective date of January 1, 2017 (the “Supply Agreement”).  Under the License Agreement, the Company has been granted an exclusive license (the “License”), which license may be sublicensed to third parties without the prior consent of Aegis, to Aegis’ proprietary chemically synthesizable delivery enhancement and stabilization agents, including, but not limited to, Aegis’ Intravail® absorption enhancement agents, ProTek® and HydroGel® (collectively, the “Technology”) to exploit (a) the Compounds (as such are defined in the License Agreement) and (b) a product containing a Compound and formulated using the Technology (“Product”), in each case of (a) and (b) for any and all purposes.  The License Agreement restricts the Company’s ability to manufacture any Aegis excipients included in the Technology (“Excipients”), except for certain instances of supply failure, supply shortage or termination of the Supply Agreement, and the Company shall obtain all supply of such Excipients from Aegis under the Supply Agreement. The License Agreement also restricts Aegis’s ability to compete with the Company worldwide with respect to the Exploitation (as defined in the License Agreement) of any therapeutic containing a Compound or derivative or active metabolite of a Compound without the Company’s prior written consent.

As consideration for the grant of the  License, the Company agreed to pay Aegis two immaterial upfront payments, of which the Company may elect to pay up to 50% by issuing Company common stock, par value $0.001 per share (“Common Stock”), to Aegis, with the number of shares to be issued equal to 75% of the average closing price of the Company’s Common Stock over the 20 trading days preceding the date of payment.  The License Agreement also provides for (A) additional developmental milestone payments for each Product containing a different Compound equal to up to an aggregate of $1.8 million, (B) additional commercialization milestone payments for each Product containing a different Compound equal to up to an aggregate of $5.0 million, and (C) single low digit royalties on the Annual Net Sales (as defined in the License Agreement) of all Products during the Royalty Term (as defined in the License Agreement) according to a tiered royalty rate based on Annual Net Sales of the Products by the Company, its sublicensees and affiliates.  The Company shall also pay to Aegis a sublicense fee based on a sublicense rate to be negotiated in good faith by the parties.   The License Agreement contains customary representations and warranties, ownership, patent rights, confidentiality, indemnification and insurance provisions. The License Agreement shall expire upon the expiration of the Company’s obligation to pay royalties under such License Agreement; provided, however, that the Company shall have the right to terminate the License granted on a Product-by-Product or country-by-country basis upon thirty (30) days’ prior written notice to Aegis.

Under the terms of the Supply Agreement, Aegis shall deliver to the Company preclinical, clinical and commercial supply of the Excipients, which Aegis sources from various contract manufacturers.  The Supply Agreement has a term of 20 years but shall terminate automatically in the event of expiration or termination of the License Agreement or at any time upon the written agreement of both parties.  The Supply Agreement contains customary provisions relating to pricing for such materials, forecasts, delivery, inspection, indemnification, insurance and representations, warranties and covenants.  The Supply Agreement includes technology transfer provisions for the transfer of all materials and know-how specific to the manufacturing of the Excipients that is necessary or useful for the Company to manufacture such Excipients.  The Company does not have the right to manufacture such Excipients except in the event that Aegis is unable to supply and sell any portion of the Material to the Company (subject to a 60-day cure period).

The Company expects to file the License Agreement and Supply Agreement as exhibits to its Annual Report on Form 10-K for the year ending July 31, 2017, and intends to seek confidential treatment for certain terms and provisions of the License Agreement and Supply Agreement. The foregoing description of the License Agreement and Supply Agreement is qualified in its entirety by reference to the complete text of the License Agreement and Supply Agreement when filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opiant Pharmaceuticals, Inc.

Date: June 28, 2017	By:	/s/ Dr. Roger Crystal
Name: Dr. Roger Crystal
Title: President and Chief Executive Officer